UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	September 1, 2007

Premier Exhibitions, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(404) 842-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Jonathan F. Miller Appointed as a Director. Effective September 1, 2007, the Board of Directors of Premier Exhibitions, Inc. (the “Company”) appointed Jonathan F. Miller as a Director to fill one of the vacancies resulting from the expansion of the Company’s Board of Directors, as described in Item 5.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2007, and as its Vice Chairman. Mr. Miller most recently, and from August 2002 until November 2006, served as the Chairman of the Board and Chief Executive Officer of America Online, Inc. and AOL LLC. Previously, and from 1997 to June 2002, Mr. Miller was employed by USA Information and Services, now IAC/InterActiveCorp and Expedia, Inc., most recently as its Chief Executive Officer and President. Prior to his tenure at USA Information and Services and from 1993 to 1997, Mr. Miller was Managing Director of Nickelodeon International, a unit of Viacom Inc.’s MTV Networks. From 1987 to 1997, he was Vice-President, Programming and Co-General Manager of NBA Entertainment. Mr. Miller is on the Board of Directors of the American Film Institute and Idearc Inc. (NYSE: IAR), and is also a member of the Emerson College Board of Trustees and a trustee of WNYC Public Radio in New York City. He graduated from Harvard College.
     Upon his appointment to the Company’s Board of Directors, the Compensation Committee awarded Mr. Miller: (i) a ten year option to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $15.82 per share, that being the closing price of the Company’s Common Stock on the Nasdaq Global Market on August 31, 2007; and (ii) 25,000 shares of stock. The stock options shall vest over five years, subject to Mr. Miller’s re-election as a Director by the Company’s shareholders at each annual meeting of shareholders, at the rate of 40,000 shares on each anniversary date of his appointment as a Director.
     James Yaffe Appointed as a Director. Effective September 1, 2007, the Board of Directors appointed James Yaffe as a Director to fill one of the vacancies resulting from the expansion of the Company’s Board of Directors. Since 2001, Mr. Yaffe has been employed by The Endeavor

Agency, LLC, a talent agency that represents leading actors, writers, directors and production companies in the entertainment and media industries. Mr. Yaffe’s responsibilities at Endeavor include acting as the Managing Partner of Endeavor Marketing Solutions, a division he founded to act as a brand development lab to create and develop new businesses, including Martha Stewart/KB Homes, the BP Solar Neighborhood Program and the PussyCat Dolls. He is on the Board of Directors of the Yaffe Center for Persuasive Communications at the University of Michigan and By Kids For Kids, an innovation lab empowering kids to invent products and take them to market. Mr. Yaffe graduated from the University of Michigan.
     Upon his appointment to the Company’s Board of Directors, the Compensation Committee awarded Mr. Yaffe: (i) a ten year option to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $15.82 per share, that being the closing price of the Company’s Common Stock on the Nasdaq Global Market on August 31, 2007; and (ii) 25,000 shares of stock. The stock options shall vest over five years, subject to Mr. Yaffe’s re-election as a Director by the Company’s shareholders at each annual meeting of shareholders, at the rate of 40,000 shares on each anniversary date of his appointment as a Director.
     General. Messrs. Miller and Yaffe are eligible to participate in the compensation programs and arrangements for Directors as may be in effect from time to time. The Company’s existing compensation programs and arrangements for its Directors are more fully described under the section of the Company’s 2007 proxy statement dated June 27, 2007 entitled “Director Compensation,” which description is incorporated herein by reference. The Board of Directors does not presently anticipate providing any additional equity compensation to Messrs. Miller and Yaffe while any portion of the stock option grants described in this Current Report on Form 8-K remain unvested.
     There are no arrangements or understandings between either of Messrs. Miller or Yaffe and any other persons with respect to their appointment as directors of the Company. In addition, since March 1, 2006, there have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which either of Messrs. Miller or Yaffe, or any member of their respective immediate families, had, or will have, a direct or indirect material interest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: September 6, 2007	By:	/s/ Arnie Geller

Chairman